NEUBERGER BERMAN EQUITY FUNDS
                              INSTITUTIONAL CLASS
                             DISTRIBUTION AGREEMENT

                                   SCHEDULE A

     The Series currently subject to this Agreement are as follows:

Neuberger Berman All Cap Growth Fund
Neuberger Berman Fasciano Fund
Neuberger Berman Focus Fund
Neuberger Berman Global Real Estate Fund
Neuberger Berman Guardian Fund
Neuberger Berman International Institutional Fund
Neuberger Berman International Large Cap Fund
Neuberger Berman Large Cap Disciplined Growth Fund
Neuberger Berman Manhattan Fund
Neuberger Berman Millennium Fund
Neuberger Berman Partners Fund
Neuberger Berman Real Estate Fund
Neuberger Berman Regency Fund
Neuberger Berman Select Equities Fund
Neuberger Berman Socially Responsive Fund


Date: December 17, 2007